EXHIBIT 5.01

[On Fenwick & West LLP Letterhead]

May 8, 2007

Kana Software, Inc.

181 Constitution Drive

Menlo Park, California 94025

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Kana Software, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,327,251 shares of the Company’s Common Stock (the “Stock”) of which are subject to issuance by the Company upon (a) the exercise of stock options to be granted, the award of stock bonuses or the purchase of restricted stock under the Company’s 1999 Stock Incentive Plan, as amended (the “1999 Stock Incentive Plan”), pursuant to an increase under such plan of an aggregate of 1,528,737 shares effective January 1, 2007, and (b) the exercise of stock options to be granted, the award of stock bonuses or the purchase of restricted stock under the Broadbase Software, Inc. 1999 Equity Incentive Plan, as amended (the “Broadbase 1999 Equity Incentive Plan,” and collectively with the 1999 Stock Incentive Plan, the “Plans”), pursuant to an increase under such plan of an aggregate of 1,798,514 shares effective January 1, 2007, which plan was assumed by the Company in connection with the merger of Broadbase Software, Inc. (“Broadbase”) with and into a wholly owned subsidiary of the Company consummated on June 29, 2001. In rendering this opinion, we have examined the following:

(1)	The Company’s Second Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State on September 24, 1999 and certificates of amendment thereto filed with the Delaware Secretary of State on April 18, 2000, September 28, 2000, June 29, 2001, December 11, 2001 and November 21, 2005.

(2)	The Company’s Amended and Restated Bylaws, as amended on October 12, 2001.

(3)	Certificate of Merger filed with the Delaware Secretary of State merging Broadbase into a wholly owned subsidiary of the Company on June 29, 2001.

(4)	The Registration Statement, together with the exhibits to be filed as a part thereof or incorporated therein by reference, including the 1999 Stock Incentive Plan, the Broadbase 1999 Equity Incentive Plan and related forms of stock options agreements.

(5)	The registration statement on Form S-8, as amended (File No. 333-87505, filed by the Company with the Commission on September 21, 1999), together with the exhibits filed as a part thereof or incorporated therein by reference, and registration statement on Form S-8 (File No. 333-64552, filed by the Company with the Commission on July 3, 2001), together with the exhibits filed as a part thereof or incorporated therein by reference.

(6)	The Prospectuses prepared in connection with the Registration Statement.

(7)	The minutes of a meeting of the Board of Directors of the Company held on July 7, 1999 and action by written consent of the stockholders of the Company dated August 23, 1999 relating to the adoption and approval of the 1999 Stock Incentive Plan; minutes of a meeting of the Board of Directors of the Company held on April 8, 2001 approving the merger of Broadbase; action by written consent of the Board of Directors of the Company adopting the Broadbase 1999 Equity Incentive Plan; and approval of amendments to the 1999 Stock Incentive Plan by the Board of Directors and the stockholders of the Company that have been provided to us by the Company.

(8)	The stock records of the Company consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders with respect to the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated May 4, 2007.

(9)	A management certificate addressed to us, dated of even date herewith, and executed by the Company containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents reviewed by us. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and the representations of the Company representatives to us and have assumed the current accuracy and completeness of such information. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that (a) the 1,528,737 shares of Stock that may be issued and sold by the Company upon the exercise of stock options, the award of stock bonuses, or the purchase of restricted stock to be granted under the 1999 Stock Incentive Plan and (b) the 1,798,514 shares of Stock that may be issued and sold by the Company upon the exercise of stock options, the award of stock bonuses, or the purchase of restricted stock to be granted under the Broadbase 1999 Equity Incentive Plan, when issued, sold and delivered in accordance with the applicable plan and agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, Prospectuses constituting a part thereof and any amendments thereto. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with issuance and sale of the shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ David K. Michaels
David K. Michaels, a Partner